Exhibit 3.3

STATE OF DELAWARE

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

eXp Realty International Corporation (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware (the “DGCL”) , does hereby certify as follows:

1. The name of the Corporation is eXp Realty International Corporation. The Corporation was originally incorporated under the name Desert Canadians Ltd., pursuant to the original Certificate of Incorporation of the Corporation filed with the office of the Secretary of State of the State of Delaware on July 30, 2008, as amended by a Certificate of Amendment filed with the office of the Secretary of State of the State of Delaware on August 28, 2013 (as amended, the “Charter”).

2. This Amendment to the Certificate of Incorporation (this “Amendment”) was duly adopted by the Board of Directors of the Corporation and by the stockholders of the Corporation in accordance with Sections 242 and 228 of the DGCL.

3. This Amendment shall amend the Charter by deleting Article 1 in its entirety and replacing it as follows:

“FIRST; The name of the corporation is eXp World Holdings, Inc. (the “Corporation”).”

4. This Amendment shall amend the Charter by changing the article numbered “FOURTH” by deleting the first paragraph thereof in its entirety and replacing it with the following paragraph:

“The total number of shares of stock, which this corporation is authorized to issue, is two hundred twenty million (220,000,000) shares of common stock with par value of .00001 per share.”

5. The effective date and time of this filing shall be April 28, 2016 at 8:00 a.m. Pacific Time for accounting purposes only.

IN WITNESS WHEREOF, said corporation has caused this certificate to be signed this 22nd day of April, 2016.

By: /s/ Glenn Sanford Authorized Officer Name: Glenn Sanford Title: Chief Executive Officer

STATE OF DELAWARE

CERTIFICATE OF CORRECTION

eXp World Holdings, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware.

DOES HEREBY CERTIFY:

1. The name of the corporation is eXp World Holdings, Inc.

2. That a Certificate of Amendment of Certificate of Incorporation (Title of Certificate Being Corrected) was filed by the Secretary of State of Delaware on April 28, 2016 and that said Certificate requires correction as permitted by Section 103 of the General Corporation Law of the State of Delaware.

3. The inaccuracy or defect of said Certificate is: (must be specific)

The amendment did not specify the correct effective date.

4. Article 5 of the Certificate is corrected to read as follows:

The effective date and time of this filing shall be May 10, 2016 at 8:00 a.m. Pacific Time.

IN WITNESS WHEREOF, said corporation has caused this Certificate of Correction this 9th day of May, A.D. 2016.

By: /s/ Alan Goldman Authorized Officer Name: Alan Goldman Print or Type Title: Chief Financial Officer